Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2011 (except for Note 6, as to which the date is May 6, 2011), included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of MRC Global Inc. dated January 12, 2012.

/s/ Ernst & Young LLP

Charleston, West Virginia

January 10, 2012